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                                                                   EXHIBIT #5(b)



Atlas Assets, Inc.
1901 Harrison Street
Oakland, California 94612

Ladies and Gentlemen:

This will confirm our agreement to modify the language of Section 9 of the Investment Advisory Agreement between us dated January 12, 1990 to read in full as set forth below. This modification will add the underlined words and delete the bracketed words indicated below, in order to reflect accurately in the Agreement the limitations of the Investment Company Act of 1940 with respect to indemnification (which limitations we acknowledge are applicable whether or not specifically referred to in Section 9).

     "Section 9. The Company agrees (i) not to hold the Adviser or any of its officers or employees liable for, and (ii) to indemnify or insure the Adviser and its officers and employees ("Indemnified Parties") against, any costs and liabilities the Indemnified Parties may incur as a result of any claim against the Indemnified Parties in the good faith exercise of their powers hereunder (excepting matters as to which the Indemnified Parties [shall be finally adjudged to] have been guilty of willful [misconduct] misfeasance, BAD FAITH, or gross negligence IN THE PERFORMANCE OF THEIR DUTIES, OR BY REASON OF THEIR RECKLESS DISREGARD OF THEIR OBLIGATIONS AND DUTIES UNDER THIS AGREEMENT, or in violation of applicable law) [or arising out of an act or omission of the custodian, or of any broker or agent selected by the Adviser in a commercially reasonable manner]."

Very truly yours,

ATLAS ADVISERS, INC.

By:   /s/ Larry E. LaCasse              Date:      11/1/91
   ---------------------------------         ---------------------

Title: Sr. Vice President
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Agreed:  ATLAS ASSETS, INC.

By:   /s/ Larry E.LaCasse
   ---------------------------------

Title: Sr. Vice President
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